Exhibits 5.2 and 23.3

[Letterhead of Womble Carlyle Sandridge & Rice, PLLC]

May 2, 2006

PepsiCo, Inc.

700 Anderson Hill Road

Purchase, New York 10577

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special North Carolina counsel to PepsiCo, Inc., a North Carolina corporation (the “Company”), in connection with the registration by the Company, under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act, of shares of common stock, par value 1-2/3 cents per share (the “Common Stock”), including any shares of Common Stock issuable upon conversion, exercise or exchange of any securities that are convertible into or exercisable or exchangeable for shares of Common Stock or that otherwise require the issuance of Common Stock (collectively, the “Securities”). The Common Stock will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements to the prospectus contained in the Company’s registration statement on Form S-3, as it may be amended from time to time (the “Registration Statement”), to which this opinion is an exhibit.

As the Company’s special North Carolina counsel, we have reviewed the Company’s articles of incorporation and by-laws, each as amended to date, and have examined the originals, or copies certified or otherwise identified to our satisfaction, of corporate records, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such review, we have assumed with your permission (i) that the Company is a well-known seasoned issuer pursuant to Rule 405 under the Securities Act and, accordingly, the Registration Statement will become effective upon filing with the Securities and Exchange Commission (the “Commission”) and that the Registration Statement and any amendments thereto (including post-effective amendments) will remain effective for so long as shares of the Common Stock are offered pursuant to the Registration Statement; (ii) that a prospectus supplement will have been prepared and filed with the Commission describing any Common Stock offered thereby; (iii) that the Common Stock will be issued and sold in the manner stated in the Registration Statement and the applicable prospectus supplement; (iv) that at the time of any offering or sale of any shares of Common Stock, the Company will have such number of shares of Common Stock, as set forth in such offering or sale, duly authorized and available for issuance; (v) that a definitive purchase, underwriting or similar agreement with respect to any Common Stock offered will have been properly authorized, executed and delivered by the Company and the other parties thereto; (vi) that there shall not have occurred any change in law affecting the validity of the Common Stock; (vii) the genuineness of all signatures and the legal capacity of all signatories; (viii) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (ix) the proper issuance and accuracy of certificates of public officials and representatives of the Company. We have also assumed that the issuance and delivery of such Common Stock will not violate any applicable law or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

This opinion is limited to the laws of the State of North Carolina, excluding local laws of the State of North Carolina (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of North Carolina and judicial decisions to the extent they deal with any of the foregoing), and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Based upon and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that when (a) all necessary corporate action has been taken to approve the issuance and sale of any shares of Common Stock, and (b) such shares have been issued and sold as contemplated in the Registration Statement, any prospectus supplement relating thereto and any definitive purchase, underwriting or similar agreement, all such shares will be validly issued, fully paid and nonassessable. The shares of Common Stock covered in the opinion in this paragraph include any shares of Common Stock that may be issued upon conversion, exercise, exchange or otherwise pursuant to the terms of any other Securities.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Validity of Securities.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

/s/ WOMBLE CARLYLE SANDRIDGE & RICE
A Professional Limited Liability Company

KNS

GB